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                                                                     Exhibit HHH


                                 BLUEFLY, INC.
                               42 West 39th Street
                            New York, New York 10018


                                            August 19, 2002


Quantum Industrial Partners LDC
Kaya Flamboyan 9
Willemstad
Curacao
Netherlands-Antilles

SFM Domestic Investments LLC
c/o Soros Fund Management LLC
888 Seventh Avenue
New York, New York 10106

Gentlemen:

     Reference is hereby made to the Certificate of Powers, Designations, Preferences and Rights of Series 2002 Convertible Preferred Stock (the "Certificate of Designations") of Bluefly, Inc. (the "Company"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Certificate of Designations.

     Pursuant to Section 8 of the Certificate of Designations, the Company is required, with respect to any Subsequent Round Securities to be issued upon the conversion of any shares of the Series 2002 Stock, to "take all such action as may be necessary to ensure that all such Subsequent Round Securities may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or quotation system upon which the Common Stock may be listed." The Company hereby confirms that, in accordance with the provisions of Section 8, it shall put forth a proposal seeking stockholder approval of the conversion rights contained in Section 5 of the Certificate of Designations at the Company's next annual or special meeting of stockholders to the extent that such stockholder approval of the conversion rights contained in Section 5 of the Certificate of Designations is required by the rules of the Nasdaq SmallCap Market or any other national securities exchange or quotation system upon which the Common Stock may be listed from time to time.


                                            Very truly yours,

                                            BLUEFLY, INC.

                                            By: _________________________
                                            Name:
                                            Title: